Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 21, 2011, relating to the financial statements and financial highlights which appear in the September 30, 2011 Annual Reports to Shareholders of the American Century Zero Coupon 2015 Fund, Zero Coupon 2020 Fund, and Zero Coupon 2025 Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements", "Annual and Semiannual Reports", and "Summary Prospectus" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
January 25, 2012